Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Incorporation or Organization	Name Under Which Subsidiary Does Business
Stockbridge/SBE Holdings, LLC	Delaware	Stockbridge/SBE Holdings, LLC
SB Gaming, LLC	Nevada	SB Gaming, LLC
Nav-Strip, LLC	Nevada	Nav-Strip, LLC